Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 21, 2014

$[—] Notes due April 29, 2021 Linked to the Performance of a Basket of Five Common Stocks Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	April 25, 2014

Issue Date:	April 30, 2014

Basket Final Valuation Date:*	April 26, 2021

Maturity Date:*	April 29, 2021

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Reference Asset:	A basket (the “Basket”) comprised of the following common stocks and American Depositary Shares (each a “Basket Component” and together the “Basket Components”):

Basket Components	Bloomberg Professional® Service Page	Initial Price
Tesla Motors, Inc.	TSLA UW <Equity>	$[—]
Cree, Inc.	CREE UW <Equity>	$[—]
SunEdison, Inc.	SUNE UN <Equity>	$[—]
Canadian Solar Inc.	CSIQ UW <Equity>	$[—]
Trina Solar Limited (American Depositary Shares)	TSL UN <Equity>	$[—]

Coupon Rate:

The Coupon Rate for each Coupon Payment Date will be determined as follows:

•       If, on the relevant Coupon Determination Date, the Closing Price of each Basket Component is equal to or greater than its respective Initial Price, the Coupon Rate will be equal to the Maximum Coupon Rate.

•       If, on the relevant Coupon Determination Date, the Closing Price of any Basket Component is less than its respective Initial Price, the Coupon Rate will be equal to the Minimum Coupon Rate.

Coupon Payment:	The Coupon Payment per $1,000 principal amount of Notes payable on each Coupon Payment Date will equal $1,000 multiplied by the Coupon Rate.

Minimum Coupon Rate:	1.00%.

Maximum Coupon Rate:	14.00%

Payment at Maturity:

At maturity, you will receive (subject to our credit risk) the principal amount of your Notes plus the final Coupon Payment.

Any payment on the Notes, including any Coupon Payments or the repayment of the principal amount of your Notes at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	4.50%	95.50%
Total	$[—]	$[—]	$[—]	$[—]

†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $937.60 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
‡	Barclays Capital Inc. will receive commissions from the Issuer of up to 4.50% of the principal amount of the Notes, or up to $45.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer. As such, the public offering price for investors purchasing the Notes in fee-based advisory accounts may be as low as $955.00 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, continued

Coupon Determination Dates*:	April 27, 2015, April 25, 2016, April 25, 2017, April 25, 2018, April 25, 2019, April 27, 2020 and the Basket Final Valuation Date.

Coupon Payment Dates*:	The third business day after each Coupon Determination Date; provided, that the final Coupon Payment Date will be the Maturity Date.

Initial Price:	With respect to each Basket Component, the Closing Price of each such Basket Component on the Basket Initial Valuation Date, as set forth in the table above.

Closing Price:

With respect to a Basket Component on a valuation date, the official closing price per share of such Basket Component as displayed on the applicable Bloomberg Professional® service page as set forth in the table above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of a Basket Component will be based on the alternate calculation as described in “Reference Asset—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Reference Asset Business Day:

Any day that is a scheduled trading day with respect to each Basket Component on which no Market Disruption Event occurs or is continuing with respect to any Basket Component.

The term “scheduled trading day” has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UCR3 / US06741UCR32

*	Subject to postponement, as described under “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.

PPS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS–4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON YOUR NOTES

Illustrative Calculations of the Coupon Rate on a Coupon Determination Date and the Related Coupon Payment

The following example sets forth the methodology used to calculate Coupon Rate with respect to a hypothetical Coupon Determination Date. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. The numbers set forth in the following table to not relate to the actual Initial Prices of the Basket Components or the Closing Prices on any Coupon Determination Date. We cannot predict the Closing Price of any Basket Component on any Coupon Determination Date or the Coupon Rate applicable to your Notes on any Coupon Determination Date.

This example assumes an Initial Price of 100.00 for each Basket Component*, the Minimum Coupon Rate of 1.00% and the Maximum Coupon Rate of 14.00%.

Step 1: Determine the Closing Price of each Basket Component on the hypothetical Coupon Determination Date.

Basket Component	Initial Price ($)	Closing Price on Coupon Determination Date ($)	Is Closing Price Equal to or Greater than Initial Price?
TSLA	100.00*	105.00	Yes
CREE	100.00*	120.00	Yes
SUNE	100.00*	110.00	Yes
CSIQ	100.00*	85.00	No
TSL	100.00*	130.00	Yes

*	The hypothetical Initial Price of 100.00 for each Basket Component has been chosen for illustrative purposes only. The actual Initial Price for each Basket Component will equal the Closing Price of one share of such Basket Component on the Basket Initial Valuation Date. For information about recent actual prices of each Basket Component, please see “The Basket Components” below in this preliminary pricing supplement.

Step 2: Based on the Closing Prices shown in the table above, calculate the Coupon Rate applicable to the hypothetical Coupon Determination Date and the Coupon Payment to be made on the related Coupon Payment Date.

Because the Closing Price of one Basket Component on the Coupon Determination Date is less than the Initial Price of such Basket Component, the Coupon Rate is equal to the Minimum Coupon Rate of 1.00%. Accordingly, an investor would receive on the related Coupon Payment Date a Coupon Payment per $1,000 principal amount of Notes equal to $1,000 times 1.00%, or $10.00.

Had the Closing Price of each Basket Component been greater than their respective Initial Prices on the Coupon Determination Date, the Coupon Rate would have been equal to the Maximum Coupon Rate of 14.00%. Accordingly, the investor would have received on the related Coupon Payment Date a Coupon Payment per $1,000 principal amount Note equal to $1,000 times 14.00%, or $140.00.

This example demonstrates that the Coupon Rate for any Coupon Determination Date will equal the Minimum Coupon Rate unless the Closing Price of each Basket Component on the relevant Coupon Determination Date is greater than the Initial Price for each such Basket Component.

PPS–5

Hypothetical Examples of Amounts Payable Over the Term of the Notes

The examples set forth below are provided for illustration purposes only. Terms in the tables and examples below are purely hypothetical and do not relate to the performance of any of the Basket Components over the term of the Notes. The examples are hypothetical and do not purport to be representative of every possible scenario concerning the performance of the Basket Components over the term of your Notes. We cannot predict the Closing Price of any of the Basket Component on any Coupon Determination Date. The numbers in the following examples have been rounded for ease of analysis and do not take into account any tax consequences of an investment in the Notes.

The following examples illustrate the potential total return over the term of the Notes based upon an initial investment of $1,000. These examples assume the Notes are held until the Maturity Date and that no Market Disruption Event has occurred or is continuing on any Coupon Determination Date.

The examples below also make the following assumptions:

•	Minimum Coupon Rate: 1.00%

•	Maximum Coupon Rate: 14.00%

•	Initial Price of each Basket Component: 100.00*

*	The hypothetical Initial Price of 100.00 for each Basket Component has been chosen for illustrative purposes only. The actual Initial Price for each Basket Component will equal the Closing Price of one share of such Basket Component on the Basket Initial Valuation Date. For information about recent actual prices of each Basket Component, please see “The Basket Components” below in this preliminary disclosure supplement.

Example 1: The Coupon Rate on each Coupon Determination Date is equal to the Maximum Coupon Rate.

Basket Component	Closing Price ($)
	1st Coupon Determination Date	2nd Coupon Determination Date	3rd Coupon Determination Date	4th Coupon Determination Date	5th Coupon Determination Date	6th Coupon Determination Date	7th Coupon Determination Date
TSLA	103.00	105.00	102.00	105.00	108.00	120.00	115.00
CREE	105.00	120.00	100.00	103.00	110.00	150.00	101.00
SUNE	120.00	110.00	107.00	110.00	101.00	130.00	160.00
CSIQ	101.00	109.00	112.00	125.00	135.00	106.00	125.00
TSL	115.00	130.00	115.00	120.00	110.00	110.00	112.00
Is Closing Price of Any Basket Component Less than Initial Price?	No	No	No	No	No	No	No
Coupon Rate:	14.00%	14.00%	14.00%	14.00%	14.00%	14.00%	14.00%
Coupon Payment:	$140.00	$140.00	$140.00	$140.00	$140.00	$140.00	$140.00

Because the Closing Price of each Basket Component on each Coupon Determination Date is equal to or greater than its respective Initial Price, the Coupon Rate for each Coupon Determination Date is equal to the Maximum Coupon Rate of 14.00%.

An investor in the Notes will receive a Coupon Payment of $140.00 per $1,000 principal amount Note on each Coupon Payment Date, calculated as follows:

$1,000 × Maximum Coupon Rate

$1,000 × 14.00% = $140.00

As a result, the aggregate Coupon Payments on the Notes are equal to $980.00 per $1,000 principal amount Note, which represents the maximum possible amount of Coupon Payments that may be paid over the term of the Notes.

PPS–6

Example 2: The Coupon Rate on certain Coupon Determination Dates is equal to the Maximum Coupon Rate and on other Coupon Determination Dates is equal to the Minimum Coupon Rate.

Basket Component	Closing Price ($)
	1st Coupon Determination Date	2nd Coupon Determination Date	3rd Coupon Determination Date	4th Coupon Determination Date	5th Coupon Determination Date	6th Coupon Determination Date	7th Coupon Determination Date
TSLA	103.00	95.00	80.00	105.00	80.00	120.00	110.00
CREE	105.00	117.00	101.00	103.00	90.00	90.00	60.00
SUNE	120.00	110.00	103.00	110.00	75.00	85.00	95.00
CSIQ	101.00	109.00	72.00	125.00	85.00	105.00	85.00
TSL	115.00	104.00	95.00	120.00	99.00	119.00	105.00
Is Closing Price of Any Basket Component Less than Initial Price?	No	Yes	Yes	No	Yes	Yes	Yes
Coupon Rate:	14.00%	1.00%	1.00%	14.00%	1.00%	1.00%	1.00%
Coupon Payment:	$140.00	$10.00	$10.00	$140.00	$10.00	$10.00	$10.00

Because the Closing Price of each Basket Component on the first and fourth Coupon Determination Date is equal to or greater than its respective Initial Price, the Coupon Rate for the first and fourth Coupon Determination Date is equal to the Maximum Coupon Rate of 14.00%.

Because the Closing Price of one or more Basket Components is less than its Initial Price on the second, third and fifth Coupon Determination Dates, the Coupon Rate for each such Coupon Determination Date is equal to the Minimum Coupon Rate of 1.00%.

Accordingly, the Coupon Payments for each Coupon Payment Date are calculated as follows:

•	First and Fourth Coupon Payment Dates:

$1,000 × Maximum Coupon Rate

$1,000 × 14.00% = $140.00

•	Second, Third, Fifth, Sixth and Seventh Coupon Payment Dates:

$1,000 × Minimum Coupon Rate

$1,000 × 1.00% = $10.00

As a result, the aggregate Coupon Payments on the Notes are equal to $330.00 per $1,000 principal amount Note.

PPS–7

Example 3: The Coupon Rate on each Coupon Determination Date is equal to the Minimum Coupon Rate.

Basket Component	Closing Price ($)
	1st Coupon Determination Date	2nd Coupon Determination Date	3rd Coupon Determination Date	4th Coupon Determination Date	5th Coupon Determination Date	6th Coupon Determination Date	7th Coupon Determination Date
TSLA	93.00	65.00	102.00	105.00	80.00	120.00	110.00
CREE	95.00	20.00	80.00	93.00	60.00	90.00	60.00
SUNE	90.00	140.00	70.00	83.00	75.00	85.00	95.00
CSIQ	81.00	109.00	112.00	75.00	35.00	105.00	85.00
TSL	75.00	130.00	105.00	60.00	80.00	119.00	105.00
Is Closing Price of Any Basket Component Less than Initial Price?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Coupon Rate:	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%
Coupon Payment:	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00

Because the Closing Price of each Basket Component on each Coupon Determination Date is less than its respective Initial Price, the Coupon Rate for each Coupon Determination Date is equal to the Minimum Coupon Rate of 1.00%.

An investor in the Notes will receive a Coupon Payment of $10.00 per $1,000 principal amount Note on each Coupon Payment Date, calculated as follows:

$1,000 × Minimum Coupon Rate

$1,000 × 1.00% = $10.00

As a result, the aggregate Coupon Payments on the Notes are equal to $70.00 per $1,000 principal amount Note.

PPS–8

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events—If the Calculation Agent determines that a Coupon Determination Date is not a Reference Asset Business Day, the relevant Coupon Determination Date will be postponed. If such a postponement occurs, the Closing Prices of the Basket Components on such Coupon Determination Date will be determined using the Closing Prices of the Basket Components on the first following Reference Asset Business Day. In no event, however, will the Coupon Determination Date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event on such day). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Basket Component on such fifth day, the Calculation Agent will determine the Closing Price on the relevant Coupon Determination Date of any Basket Component unaffected by a Market Disruption Event using the Closing Price of such Basket Component on such fifth day, and will make an estimate of the closing price of any Basket Component affected by a Market Disruption Event that would have prevailed on such fifth day in the absence of the Market Disruption Event.

If a Coupon Determination Date (other than the final Coupon Determination Date) is postponed, the related Coupon Payment Date will be the third business day following the Coupon Determination Date (as postponed). If the final Coupon Determination Date (the Basket Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Basket Final Valuation Date (as postponed) and the Maturity Date (as postponed) remains the same. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Basket Final Valuation Date may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event) due to the occurrence or continuance of a Market Disruption Event on the scheduled Basket Final Valuation Date.

In the event that the Maturity Date or any Coupon Payment Date is postponed as described above, payment will be made on the postponed Maturity Date or Coupon Payment Date, as applicable, and no interest will accrue as a result of such postponed payment. If the Maturity Date of the Notes falls on a day that is not a business day, then payment to be made on the Maturity Date shall be made on the next succeeding business day with the same force and effect as if made on the Maturity Date.

•	Adjustments to the Basket—For a description of adjustments that may affect the Basket or one or more of the Basket Components, see “Reference Asset—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” and “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security” in the prospectus supplement.

•	Payment at Maturity—You will receive, subject to our credit risk, 100% of the principal amount of your Notes (plus the final Coupon Payment) if you hold your Notes to maturity. Because the Notes are our senior unsecured obligations, payment of any amount at maturity and payment of any Coupon Payment is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The tax treatment of your Notes depends in part upon whether it is reasonably expected that the interest paid on the Notes during the first half of the Notes’ term will be significantly greater or less than the interest paid on the Notes during the second half of the Notes’ term (“Front or Back Loaded”). We do not expect interest on the Notes to be Front or Back Loaded and we intend to report payments on the Notes in accordance with this position. This determination is made solely for tax purposes based on currently available objective economic information and is not a prediction or guarantee of the timing or amount of the payments on your Notes. In the opinion of our special tax counsel, Sullivan & Cromwell LLP, assuming the Issuer’s position that interest on the Notes is not expected to be Front or Back Loaded is respected, it would be reasonable to treat your Notes as debt instruments subject to the rules applicable to variable rate debt instruments. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the Notes will be treated as variable rate debt instruments.

If your Notes are treated as variable rate debt instruments, you will generally be taxed on interest on the Notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. If you sell or exchange your Notes prior to maturity, you should generally recognize gain or loss, which should generally be capital gain or loss

PPS–9

except to the extent that such gain or loss is attributable to accrued but unpaid interest. Such capital gain or loss should be treated as long-term capital gain or loss to the extent you have held your Notes for more than one year. Because the amount of interest other than interest attributable to the Minimum Coupon Percentage that might be paid with respect to the Notes will not be determined until the Coupon Determination Date, it is not clear how much interest (i) an accrual basis taxpayer should treat as having accrued with respect to the Notes at the close of its taxable year and (ii) a holder that sells a Note on a day other than a Coupon Determination Date should treat as accrued but unpaid interest. You should consult your tax advisor regarding the determination of the accrued interest on your Notes.

Additionally, if you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium.” These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

Alternative Treatments. Because the application of the variable rate debt instrument rules to the Notes is not entirely clear and because the Internal Revenue Service could disagree with the Issuer’s determination that interest on the Notes is not reasonably expected to be Front or Back Loaded, it is possible that the Internal Revenue Service could assert that the Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the Notes are treated as contingent payment debt instruments, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the payments that are made annually on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

For a further discussion of the contingent payment debt instrument rules, please see the section titled “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS–10

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting From Full Principal Protection”.

In addition to the risks described above, you should consider the following:

•	You May Not Receive Any Coupon Payments on Your Notes In Excess of the Minimum Coupon Rate—Your only return on the Notes, in addition to the return of your principal at maturity if you hold your Notes to the Maturity Date, will be the Coupon Payments that may be paid over the term of the Notes.

The Coupon Rate for each Coupon Determination Date will be equal to either the Minimum Coupon Rate or the Maximum Coupon Rate. The Coupon Rate will equal the Maximum Coupon Rate if and only if the Closing Price of each Basket Component on the relevant Coupon Determination Date is equal to or greater than its respective Initial Price. If the Closing Price of any Basket Component on any Coupon Determination Date is less than its Initial Price, the Coupon Rate for such Coupon Determination Date will equal the Minimum Coupon Rate. Accordingly, the Coupon Rate with respect to a Coupon Determination Date will equal the Minimum Coupon Rate if the Closing Price of only one Basket Component on such date is below its Initial Price even if the Closing Price of every other Basket Component on the relevant Coupon Determination Date is greater than the Initial Price for each such Basket Component.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Limited Return on the Notes—The appreciation potential of the Notes is limited by the Maximum Coupon Rate. As noted above, the Coupon Rate with respect to each Coupon Determination Date will be equal to either the Minimum Coupon Rate or the Maximum Coupon Rate, but will never be greater than the Maximum Coupon Rate. You will not participate in the appreciation of any Basket Component in excess of the Maximum Coupon Rate, which may be significant. The return at maturity of the principal amount of your Notes, together with the Coupon Payments that you receive over the term of the Notes, may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	No Dividend Payments or Voting Rights—Investing in the Notes will not make you a holder of the securities comprising the Basket. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any property or securities of any issuer of the securities comprising the Basket.

•	Industry Concentration Risk—The issuers of each of the Basket Components are each in the energy and technology business and a substantial portion of the business of each such issuer relates to alternative energy sources (such as electric automobiles and solar energy). The performance of these companies is subject to a number of complex and unpredictable factors such as industry competition, government regulation and supply and demand for the products and services produced or offered by such companies. Negative developments in the energy and technology sectors, particularly in alternative energy businesses such as electric automobile production and solar energy products and services, may have a negative effect on the issuers of the Basket Components and, in turn, may have a material adverse effect on the value of the Notes.

•	The Return on Your Notes is Not Based on the Prices of the Basket Components at Any Time Other than the Closing Prices of the Basket Components on the Coupon Determination Dates—The Coupon Payments will be based solely on the Closing Prices of the Basket Components on each Coupon Determination Date (subject to adjustments as described in the prospectus supplement). Therefore, if the Closing Prices of one or more Basket Components drop precipitously on any Coupon Determination Date and such drop causes the Closing Price of any such Basket Component to fall below its Initial Price, the Coupon Rate for the relevant Coupon Determination Date will be limited to the Minimum Coupon Percentage.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

PPS–11

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

PPS–12

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Taxes—We intend to treat the Notes as subject to the special rules governing variable rate debt instruments for U.S. federal income tax purposes. If the Notes are so treated, U.S. holders will generally be required to include interest on the Notes in income at the time the interest is paid or accrued, depending on the U.S. holder’s method of accounting for tax purposes. However, it is possible that the Notes may be classified as contingent payment debt instruments. If the contingent payment debt instrument rules apply to your Notes, you may be required to accrue an amount of interest during certain periods that may exceed the amount of interest you receive on your Notes for such periods and any gain that you recognize upon the sale, exchange or maturity of the Notes will generally be treated as ordinary income. See “Material U.S. Federal Income Tax Considerations—Alternative Treatments” for a more detailed discussion of these rules.

•	Many Unpredictable Factors, Including Economic and Market Factors, Will Impact the Value of the Notes—In addition to the prices of the Basket Components on any day, the value of the Notes will be affected by a number of unpredictable factors including economic and market factors that interrelate in complex ways and the effect of one factor on the market value of the Notes may either offset or magnify the effect of another factor, including:

•	the performance of the Basket, the performance of each of the Basket Components and the volatility of the prices of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	our financial condition and hedging activities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

THE BASKET COMPONENTS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing each Basket Component can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Basket Component comes from each company’s respective SEC filings. You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Basket Components or of any other publicly available information regarding each such issuer.

PPS–13

Tesla Motors, Inc.

According to publicly available information, Tesla Motors, Inc. (“Tesla”) designs, manufactures and sells high-performance electric vehicles and electric vehicle power train components. The Company owns its sales and service network and sells electric power train components to other automobile manufacturers.

Information filed by Tesla with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34756, or its CIK Code: 0001318605. The Company’s common stock is listed on NASDAQ under the ticker symbol “TSLA”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Tesla’s SEC filings or any other publicly available information regarding Tesla.

Historical Performance of the Common Stock of Tesla Motors, Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Tesla during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
June 30, 2010*	23.89	23.83	23.83
September 30, 2010	21.98	15.80	20.26
December 31, 2010	35.47	20.05	26.63
March 31, 2011	28.45	21.83	27.7
June 30, 2011	30.14	24.65	29.13
September 30, 2011	29.73	21.95	24.39
December 31, 2011	34.94	23.66	28.56
March 31, 2012	37.94	22.79	37.24
June 30, 2012	38.01	27.56	31.29
September 30, 2012	35.96	26.10	29.28
December 31, 2012	35.28	27.33	33.87
March 31, 2013	39.48	32.91	37.89
June 30, 2013	110.30	40.50	107.43
September 30, 2013	193.42	109.10	193.42
December 31, 2013	193.00	120.50	150.38
March 31, 2014	254.84	139.34	208.45
April 16, 2014**	230.29	193.91	199.11

*	For the period commencing on June 29, 2010, the date on which the common stock of Tesla commenced trading on NASDAQ, and ending June 30, 2010.
**	For the period commencing on April 1, 2014 and ending on April 16, 2014

PPS–14

The following graph sets forth the historical performance of the common stock of Tesla based on the daily Closing Price from June 29, 2010 through April 16, 2014. The Closing Price of one share of the common stock of Tesla on April 16, 2014 was US$199.11.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

PPS–15

Cree, Inc.

According to publicly available information, Cree, Inc. (“Cree”) develops and manufactures lighting-class light emitting diode (known as “LED”) products, lighting products and semiconductor products for power and radio-frequency applications. Cree produces its products for indoor and outdoor lighting, video displays, transportation, electronic signs and signals, power supplies, inverters and wireless systems.

Information filed by Cree with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-21154, or its CIK Code: 0000895419. The Company’s common stock is listed on NASDAQ under the ticker symbol “CREE”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Cree’s SEC filings or any other publicly available information regarding Cree.

Historical Performance of the Common Stock of Cree, Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Cree during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	34.91	24.45	27.96
June 30, 2008	31.77	22.81	22.81
September 30, 2008	28.75	17.26	22.78
December 31, 2008	22.94	13.13	15.87
March 31, 2009	24.53	16.11	23.53
June 30, 2009	31.55	25.23	29.39
September 30, 2009	38.40	27.09	36.75
December 31, 2009	56.37	34.60	56.37
March 31, 2010	71.72	54.01	70.22
June 30, 2010	82.85	60.03	60.03
September 30, 2010	75.63	48.72	54.29
December 31, 2010	72.05	48.74	65.89
March 31, 2011	69.20	42.90	46.16
June 30, 2011	46.44	32.54	33.59
September 30, 2011	37.11	25.98	25.98
December 31, 2011	31.00	20.35	22.04
March 31, 2012	32.21	21.69	31.63
June 30, 2012	32.88	22.91	25.67
September 30, 2012	29.01	22.78	25.53
December 31, 2012	34.69	24.83	33.98
March 31, 2013	55.28	31.44	54.71
June 30, 2013	65.70	49.20	63.86
September 30, 2013	75.76	53.90	60.19
December 31, 2013	74.32	54.01	62.57
March 31, 2014	67.33	55.01	56.56
April 16, 2014*	58.10	54.73	56.38

*	For the period commencing on April 1, 2014 and ending on April 16, 2014

PPS–16

The following graph sets forth the historical performance of the common stock of Cree based on the daily Closing Price from January 1, 2008 through April 16, 2014. The Closing Price of one share of the common stock of Cree on April 16, 2014 was US$56.38.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

PPS–17

SunEdison, Inc.

According to publicly available information, SunEdison, Inc. (“SunEdison”) manufactures semiconductor and solar energy technology. SunEdison produces electronic-grade polysilicon used for electronics, solar cells and film devices. SunEdison also develops solar power projects. SunEidson markets its products to corporations, utilities, governments and chip manufacturers.

Information filed by SunEdison with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13828, or its CIK Code: 0000945436. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “SUNE”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of SunEdison’s SEC filings or any other publicly available information regarding SunEdison.

Historical Performance of the Common Stock of SunEdison, Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of SunEdison during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	87.88	63.08	70.90
June 30, 2008	77.35	61.38	61.54
September 30, 2008	59.64	26.52	28.26
December 31, 2008	28.83	10.45	14.28
March 31, 2009	19.03	12.31	16.49
June 30, 2009	20.94	14.03	17.81
September 30, 2009	20.86	15.22	16.63
December 31, 2009	16.44	11.98	13.62
March 31, 2010	15.51	11.60	15.33
June 30, 2010	16.82	9.88	9.88
September 30, 2010	12.03	9.41	11.92
December 31, 2010	13.59	10.93	11.26
March 31, 2011	14.84	11.00	12.96
June 30, 2011	12.75	8.04	8.53
September 30, 2011	8.58	4.98	5.24
December 31, 2011	6.73	3.67	3.94
March 31, 2012	5.78	3.61	3.61
June 30, 2012	3.74	1.54	2.17
September 30, 2012	3.27	1.70	2.75
December 31, 2012	3.38	2.18	3.21
March 31, 2013	5.66	3.44	4.40
June 30, 2013	8.72	4.08	8.17
September 30, 2013	10.22	6.46	7.97
December 31, 2013	13.49	8.35	13.05
March 31, 2014	21.48	13.37	18.84
April 16, 2014*	19.84	16.85	17.62

*	For the period commencing on April 1, 2014 and ending on April 16, 2014

PPS–18

The following graph sets forth the historical performance of the common stock of SunEdison based on the daily Closing Price from January 1, 2008 through April 16, 2014. The Closing Price of one share of the common stock of SunEdison on April 16, 2014 was US$17.62.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes

PPS–19

Canadian Solar Inc.

According to publicly available information, Canadian Solar Inc. (“Canadian Solar”) designs, manufactures and sells solar module products that convert sunlight into electricity for a variety of uses. Canadian Solar’s products include a range of standard solar modules for use in a wide range of residential, commercial and industrial solar power generation systems.

Information filed by Canadian Solar with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33107, or its CIK Code: 0001375877. The Company’s common stock is listed on NASDAQ under the ticker symbol “CSIQ”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Canadian Solar’s SEC filings or any other publicly available information regarding Canadian Solar.

Historical Performance of the Common Stock of Canadian Solar Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Canadian Solar during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	29.90	16.71	20.9
June 30, 2008	51.00	21.99	40.19
September 30, 2008	38.39	18.77	19.53
December 31, 2008	19.18	3.78	6.46
March 31, 2009	7.04	3.00	5.98
June 30, 2009	15.85	5.54	12.12
September 30, 2009	19.33	9.58	17.22
December 31, 2009	30.15	13.91	28.82
March 31, 2010	32.71	19.08	24.32
June 30, 2010	25.97	9.20	9.78
September 30, 2010	16.30	10.11	16.30
December 31, 2010	16.85	12.34	12.39
March 31, 2011	16.38	10.75	11.27
June 30, 2011	11.60	8.40	11.50
September 30, 2011	11.48	3.68	3.68
December 31, 2011	3.83	2.20	2.66
March 31, 2012	4.39	2.73	3.18
June 30, 2012	3.82	2.70	3.60
September 30, 2012	3.88	2.55	2.79
December 31, 2012	3.44	2.03	3.40
March 31, 2013	5.00	3.15	3.46
June 30, 2013	11.07	3.24	10.99
September 30, 2013	16.99	10.62	16.99
December 31, 2013	32.13	17.58	29.82
March 31, 2014	43.67	30.48	32.04
April 16, 2014*	33.39	24.99	26.97

*	For the period commencing on April 1, 2014 and ending on April 16, 2014

PPS–20

The following graph sets forth the historical performance of the common stock of Canadian Solar based on the daily Closing Price from January 1, 2008 through April 16, 2014. The Closing Price of one share of the common stock of Canadian Solar on April 16, 2014 was US$26.97.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

PPS–21

Trina Solar Limited

According to publicly available information, Trina Solar Limited (“Trina Solar”) manufactures solar-powered products including photovoltaic wafers, ingots, cells and modules. Trina Solar’s solar modules provide environmentally-friendly electric power for residential, commercial, industrial and other applications worldwide.

Information filed by Trina Solar with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33195, or its CIK Code: 0001382158. American Depositary shares representing the ordinary shares of Trina Solar are listed on the New York Stock Exchange under the ticker symbol “TSL”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Trina Solar’s SEC filings or any other publicly available information regarding Trina Solar.

Historical Performance of the American Depositary Shares of Trina Solar Limited

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the American Depositary Shares representing the ordinary shares of Trina Solar during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	27.51	13.94	15.37
June 30, 2008	25.57	15.32	15.32
September 30, 2008	16.98	11.26	11.48
December 31, 2008	12.06	2.86	4.65
March 31, 2009	6.17	2.98	5.21
June 30, 2009	13.77	5.46	12.82
September 30, 2009	17.79	10.64	16.09
December 31, 2009	27.79	14.79	26.99
March 31, 2010	30.78	20.54	24.41
June 30, 2010	27.29	15.68	17.28
September 30, 2010	30.18	18.42	30.18
December 31, 2010	30.73	22.32	23.42
March 31, 2011	30.40	23.31	30.12
June 30, 2011	29.81	19.11	22.42
September 30, 2011	21.33	6.08	6.08
December 31, 2011	9.28	5.58	6.68
March 31, 2012	10.95	6.77	7.13
June 30, 2012	7.81	5.33	6.36
September 30, 2012	6.65	4.02	4.58
December 31, 2012	4.80	2.19	4.34
March 31, 2013	5.81	3.46	3.63
June 30, 2013	7.18	3.57	5.96
September 30, 2013	15.46	6.05	15.46
December 31, 2013	17.74	11.57	13.67
March 31, 2014	18.34	13.10	13.45
April 16, 2014*	14.63	10.85	12.00

*	For the period commencing on April 1, 2014 and ending on April 16, 2014

PPS–22

The following graph sets forth the historical performance of the American Depositary Shares representing the ordinary shares of Trina Solar based on the daily Closing Price from January 1, 2008 through April 16, 2014. The Closing Price of one American Depositary Share representing the ordinary shares of Trina Solar on April 16, 2014 was US$12.00.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–23